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FOR IMMEDIATE RELEASE


Contact:          Didi Blackwood                     Nate Wallace
                  Corporate Communications           Investor Relations
                  dblackwo@manu.com                  nate@manu.com
                  301-255-3143                       301-984-5059

                        MANUGISTICS ANNOUNCES FOUNDER
                   WILLIAM M. GIBSON TO RETIRE AS CHAIRMAN

                       GREGORY J. OWENS NAMED SUCCESSOR


ROCKVILLE, MD. - NOVEMBER 21, 2000 - Manugistics Group, Inc. (Nasdaq: MANU), a leading global provider of intelligent supply chain and eBusiness solutions for enterprises and marketplaces, announced today that company founder William
M. Gibson, chairman of the board of directors, plans to retire at the end of the company's fiscal year February 28, 2001.

With the recommendation of Gibson, the board has named Gregory J. Owens chairman designate, to succeed Gibson upon his retirement. Owens is currently chief executive officer and president. Gibson will remain chairman of Manugistics until his retirement from the company's board.

"I feel the time is right for me to relinquish the reins," said Gibson. "It has become increasingly obvious to me that we are meeting and surpassing all the goals we had in mind when we took the company public in 1993. Manugistics is seen as a leader in supply chain optimization and B2B eInfrastructure, and now, with the acquisition of Talus Solutions, as the leader in pricing and revenue optimization. We are showing strong revenue growth with solid financial performance and stability. And we have recruited and empowered the next generation of management necessary to expand on these successes."

"When I recruited Greg to Manugistics, I felt strongly that he had the skills necessary to reinvigorate and lead our organization," Gibson continued. "Greg has clearly rewarded my confidence. We have had a very fruitful partnership over the past two years and I value his leadership and management capabilities. I leave confident that the company is in highly capable hands."

William G. Nelson, a senior director of the board, expressed the sentiments of his fellow board members. "We're all grateful for Bill's leadership throughout the company's history. He brought a number of the current directors to the board and we have enjoyed










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working with him as he defined the market and built a great company in pursuit of that vision. We respect his desire after 18 years with Manugistics to channel his energies in a different direction. His imprint on the values, culture and people of Manugistics will be long appreciated."

Greg Owens said, "I highly value the support and counsel I have received from Bill Gibson during the company's very successful transition. Manugistics owes a debt of gratitude to Bill for not only founding the company, but also for his foresight in reinventing the way companies approach supply chain management through optimization software. Gibson's vision in redirecting Manugistics' strategic focus, as the leading provider of solutions for supply chain optimization, was the solid technical foundation that helped architect the company's turnaround. Our company, its shareholders, employees and customers have all benefited from his leadership. I look forward to building on the legacy of excellence left by Bill Gibson."

Mr. Gibson has served as chairman of the board of Manugistics since its formation in 1986. From 1986 until April 1999, Mr. Gibson also served as chief executive officer of the company. From 1983 until 1986, when it was purchased by the company, Mr. Gibson served as chief executive officer, president, and chairman of the board of STSC, Inc. (now Manugistics Group, Inc.). He joined STSC, Inc. as executive vice president and chief operating officer in 1982.

Prior to joining Manugistics in 1999, Owens, 40, was the former global managing partner for the Andersen Consulting Supply Chain Management Practice for ten years. Prior to joining Andersen Consulting, Owens worked for Garr Consulting, specializing in distribution, transportation, and warehousing consulting. He was promoted to the role of executive vice president at the age of 29. Owens graduated from the Georgia Institute of Technology in 1982, where he earned a bachelor's of science degree in industrial management.

ABOUT MANUGISTICS GROUP, INC.

Headquartered in Rockville, Md., Manugistics Group, Inc. is a leading global provider of intelligent supply chain and eBusiness solutions for enterprises and evolving trading networks. With more than 900 clients, Manugistics powers intelligent decisions for profitable growth in leading companies such as 3Com, Amazon.com, BP, Brown and Williamson, Cisco Systems, Coca-Cola Bottling, Commerx, Compaq, DuPont, FreightWise, General Electric, Harley-Davidson, Hormel, Nestle, Texas Instruments, Timberland and Unilever.

FOR ADDITIONAL INFORMATION REGARDING THIS ANNOUNCEMENT, CONTACT THE MANUGISTICS NEWSBUREAU HOTLINE AT 301-984-5330.

                                     ###

This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, risks related to quarterly performance, risks of system interruption,









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anticipated client benefits, delivery of software functionality, management of potential growth, and risks of new business areas, international expansion, business combinations and strategic alliances. More information, about factors that potentially could affect Manugistics' financial results is included in Manugistics' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 29, 2000 and its Quarterly Report on Form 10-Q for the quarter ended August 31, 2000.

Manugistics is a registered trademark, and the Manugistics logo, the phrase "Leveraged Intelligence," and NetWORKS are trademarks, of Manugistics, Inc. All other product or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners. Additional information about Manugistics can be found at the company's site on the World Wide Web, at www.manugistics.com.